SEVERANCE AGREEMENT

This Severance Agreement is made and entered into this 25th day of September, 2003, by and between John Kean, Jr. ("Employee") and NUI Corporation ("NUI") and any of its predecessors, successors, parent corporations, subsidiaries, affiliates, operating divisions, and each of their employees, stockholders, officers and directors (sometimes collectively referred to as the "Company").

WHEREAS, NUI and Employee wish to enter into this Severance Agreement to reflect the terms and conditions of the termination of Employee's employment with NUI and to provide Employee with compensation and benefits, as legal consideration, in addition to those which he would otherwise be entitled to receive in connection with that termination.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.            Effective as of 5:00 P.M., E.D.T. on September 25, 2003 (the "Resignation Date"), Employee resigns as an employee, officer and director of the Company.

(a)        At the request of the Special Committee of the Board of Directors of the Company, during the period from September 26,2003 through December 31,2003 (the "Interim Period"), Employee will make himself available to the Company, as the Special Committee of the Board of Directors of the Company may reasonably request.

(b)        During the Interim Period, the Company will pay Employee at a rate equivalent to his current base salary, payable in accordance with Company's bi-weekly payroll process.

(c)        During the Interim Period the Company will provide Employee with secretarial assistance from the person who was Employee's secretary on the Resignation Date, or such other person or persons as are reasonably acceptable to Employee, and will also provide Employee with remote access to the Company's voicemail and e-mail systems.

2.         In settlement of all claims released under this Severance Agreement, the Company will provide the following payments and benefits to Employee, which Employee acknowledges that he would not otherwise be entitled to receive. These payments and benefits are in addition to any payments or benefits he is already entitled to receive.

(a)            Commencing January 1,2004 through December 31,2005 (the "Severance Period"), severance pay at Employee's base salary of $490,000.00 per year, payable in accordance with Company's biweekly payroll process. Payment of severance will be conditioned upon execution and compliance with this Severance Agreement.  Employee agrees to pay taxes, if any, that may be due on his behalf with respect to any and all payments made pursuant to this Severance Agreement and he agrees to indemnify and hold the Company harmless with respect to any taxes which should have been paid by him. The Company agrees to pay the appropriate taxing authorities all amounts withheld from Employee's bi-weekly installments and the Company agrees to indemnify and hold Employee harmless with respect to any amounts that were withheld on behalf of Employee but not remitted to the appropriate taxing authorities.

(b)        During the Interim Period and the Severance Period, or until severance payments under this Severance Agreement cease, Employee will be required as needed by the Company and upon reasonable notice to Employee, to consult with the Company with respect to his former areas of responsibility. It is understood that such cooperation will not interfere with Employee's new employment or business and will have to be coordinated in advance with the Company and Employee. Employee agrees to cooperate fully with and to assist the Company in connection with the preparation and defense, including but not limited to personal appearances and testimony, of any claim, action or litigation in which the Company is, or may become, a party and which relates in any way to matters or actions within the possible scope of Employee's responsibilities while in the employment of the Company. The Company agrees to reimburse Employee for reasonable and necessary out of pocket expenses incurred in connection with such consultation and/or cooperation prior to the end of the Severance Period. Thereafter, Company will reimburse Employee at the rate of $200.00 per hour, not to exceed $2,000.00 per day in addition to reimbursing him for reasonable and necessary out of pocket expenses incurred while assisting the Company. Employee further agrees that he will advise the Company immediately upon becoming aware of any claim or litigation connected in any way to the Company in which he is required or requested to appear as a witness or made a party. Company also further agrees that it will advise Employee immediately upon becoming aware of any claim or litigation connected in any way to the Employee in which he is required or requested to appear as a witness or made a party.

(c)        The Company confirms that it will indemnify Employee pursuant to and to the extent provided in Article X of the Company's Amended and Restated Certificate of Incorporation. In addition to such indemnification, during the Interim Period, the Severance Period and thereafter the Company will continue to maintain directors' and officers' liability insurance that covers Employee in respect of the period of his employment with the Company substantially similar to the directors' and officers' liability insurance carried by the Company as of the Resignation Date, subject only to such changes affecting all executive officers and directors of the Company generally.

(d)            Company will provide executive outplacement assistance through Right Management at the Company's expense. In the event that Employee desires to utilize the services of an alternative outplacement firm, the Company will pay for such services, subject to a cap of $20,000.00.

(e)            Employee may continue to use the Company vehicle currently assigned to him and Company will make all lease payments and pay all expenses including, but not limited to, insurance, registration, fuel and maintenance, in accordance with Company's policy for corporate officer leased vehicles in effect as of the Resignation Date, throughout the Interim Period and the Severance Period.  Employee may elect to retain his current Company vehicle at the end of the Severance Period. The value of the vehicle at the conclusion of the Severance Period will be treated as imputed income to Employee.

(f)            Employee has been granted 45,000 shares of Company restricted stock pursuant to grant agreements dated as of November 1999, 2000 and 2002, which have not vested as of the date of this Severance Agreement ("Employee's Unvested Shares"). Effective as of the Resignation Date, all of Employee's Unvested Shares will be deemed vested. Promptly after expiration of the seven (7) day revocation period described in Sections 11 and 12 of this Severance Agreement, the Company will deliver those Shares to Employee, without restrictive legends.

(g)        During the Interim Period and the Severance Period, the Company will, at Employee's election, arrange to provide Employee with the benefits listed on attached Schedule A for Employee and his family, provided Employee is not then covered by benefits provided by another employer that are comparable in scope and cost to those being provided by the Company during the Interim Period or the Severance Period. During the first eighteen (18) months (the "COBRA Period"), such benefits will be provided through COBRA at the Company's expense. Thereafter, for the balance of the Severance Period, the Company will arrange to continue to provide Employee with benefits substantially similar to those provided by the Company during the COBRA Period, at the Company's expense. Also, as promptly as practicable following the Resignation Date, the Company will, at Employee's election, transfer to Employee all life insurance policies held by the Company on Employee's life and Employee will assume all premium payments therefor.

(h)        The Company acknowledges that Employee holds shares of the Company's common stock under the Company's deferred compensation plan and the Company's employee stock purchase plan.  The Company will distribute those shares to Employee as soon as possible following the Resignation Date in accordance with the terms of those plans.

(i)         In accordance with the Company's policies, the Company will pay Employee for unused floating holidays, vacation and sick time accrued as of the Resignation Date.

(j)         The Company will forward as directed by Employee all phone, voicemail and e-mail messages sent to Employee and received by the Company.

3.         In consideration of the Company's payments and undertakings as set forth in this Severance Agreement, effective as of 5:00 P.M., E.D.T. on the Resignation Date, Employee knowingly and voluntarily waives, releases and discharges the Company from all claims or causes of action, known or unknown, that he may have or claim to have against the Company, including but not limited to any and all claims arising out of or in any way connected with Employee's employment with the Company or the termination of that employment, but excluding any claims relating to the Company's obligations under this Severance Agreement or the Company's obligation to indemnify Employee under Article X of the Company's Amended and Restated Certificate of Incorporation. The claims released include, but are not limited to, any and all claims arising under any change-in-control agreements between Employee and the Company, the United States Constitution or the constitutions of any state, any and all common-law claims, including claims of wrongful discharge, constructive discharge, breach of an express or implied contract arising under any handbook, manual, policy or practice, breach of an implied covenant of good faith and fair dealing, violation of any public policy, defamation, emotional distress, fraud, negligence, tortious interference with contract or prospective economic advantage, humiliation, punitive damages, and all claims for compensatory damages, including, but not limited to back pay, front pay, bonuses, awards, reinstatement, retroactive seniority, pension benefits and all claims for attorneys' fees and costs; any and all claims arising under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and the New Jersey Family Leave Act. Employee also releases any and all claims arising under any Executive Order and any claims derived from or based upon any federal or state regulations.

4.            Employee agrees and understands that he will not disclose nor cause to be disclosed any trade secrets, or confidential or proprietary business information of the Company, including but not limited to, technical data and information, marketing plans, customer lists or identities, prospective customers, costs and pricing information, source for designs, or sources of supplies, materials, goods or services to the Company or the cost or terms thereof.

5.         On the Resignation Date, Employee will return to the Company all personal computer(s), software, printer(s), files, records, identification and credit cards, keys and any other Company property in his possession or control, other than those items permitted to be retained. Employee may retain his laptop computer and the two cellular telephones currently assigned to him (including the telephone numbers thereof) and the responsibility for service charges will be transferred to Employee effective with the end of the Severance Period.

6.            Employee and the Company have agreed on the text of the press release announcing Employee's resignation from the Company, a copy of which is attached as Schedule B. The Company will not make any statements concerning the termination of Employee's employment with the Company that are inconsistent with such press release or make any disparaging statements against or about Employee or Employee's term of service with the Company. Employee will not make any disparaging statements against or about the Company, or any of its predecessors, successors, or affiliated companies or their officers, directors, agents or employees.  Nothing contained in this Agreement will limit or restrict the ability of Employee or the Company to provide information or testimony regarding the other party if required pursuant to regulatory or legal process.

7.            Employee represents that he has not filed any charge, claim or complaint of any kind against the Company, and Employee further covenants and represents that he will not file any lawsuit or initiate any action seeking personal recovery or personal injunctive relief against the Company with respect to any matter, including but not limited to, his employment with the Company or the termination of that employment. Nothing contained in this paragraph will prohibit Employee from (a) bringing any action to enforce the terms of this Severance Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Severance Agreement; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC or regarding any claim of employment discrimination (although Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); or (d) filing any action to enforce the Company's or any insurer's obligation under Article X of the Company's Amended and Restated Certificate of Incorporation or otherwise to indemnify and defend Employee in connection with any action or proceeding to which he is a party or witness by virtue of having been an officer, director or employee of the Company.

8.            Employee and the Company agree to maintain in confidence, and not to disclose or cause to be disclosed, the terms of this Severance Agreement.  It will not be considered a breach of this obligation of confidentiality for Employee to make disclosure to his immediate family (who will then be expressly advised of; and also be bound by, the same requirement of confidentiality), or for Employee to make disclosures in order to obtain private and confidential tax, legal or financial advice or to respond to any inquiry from any governmental entity or agency regarding tax filing. Employee's confidentiality obligation under this Section 8 will cease if the Company publicly discloses the terms of this Severance Agreement. It will not be considered a breach of the obligation of confidentiality for the Company or Employee to make disclosures to regulatory agencies, pursuant to federal securities laws, pursuant to court process, or to any potential acquiror of the Company.

9.            Employee agrees and understands that he shall (i) not solicit business away from the Company, or in any way encourage any person or entity to cease doing business with the Company and (ii) not, by virtue of employment status or through ownership control, compete directly or indirectly with the Company in New Jersey, Maryland, Virginia or Florida for a period of five months from the Resignation Date. Employee further agrees that a violation of this provision shall constitute a breach of this Agreement and he shall forfeit all future benefits under this Severance Agreement.

10.            Employee acknowledges and represents that the only consideration he received for executing this Severance Agreement is that set forth in this Severance Agreement, which is in addition to any benefits to which Employee is entitled. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to Employee by the Company to cause him to agree to the terms of this Severance Agreement.

11.            Employee hereby acknowledges that by this Severance Agreement the Company is advising him in writing that he should consult with an attorney prior to executing this Severance Agreement. Employee states that he has had the opportunity to read, review, and consider all of the provisions of this Severance Agreement freely, voluntarily, and without duress or coercion.

12.            Employee understands that he has forty-five (45) calendar days within which to consider this Severance Agreement before signing it. Employee also understands that after signing this Severance Agreement he may revoke his signature within seven (7) calendar days by delivering written notification of that revocation marked "personal and confidential" to James R. Van Horn, Corporate Secretary and General Counsel, NUI Corporation, 550 Route 202/206, Bedminster, NJ 07921-0760.

13.       It is understood and agreed that the consideration to be paid to Employee pursuant to Section 2(f) of this Severance Agreement and General Release will not become payable until seven (7) days have passed from the date of the execution of this Severance Agreement by Employee, at which point in time Employee will no longer be able to revoke his signature and this Severance Agreement will become binding and effective.

14.       If any payments made to Employee under this Severance Agreement (including issuance or delivery of shares of Company stock pursuant to Sections 2(f) and 2(h) of this Severance Agreement) (the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), as amended, then the Company (or its successor following any acquisition or merger, as applicable), will indemnify Employee for any such tax paid by Employee such that the net amount retained by Employee, after subtracting the excise tax on the Payments and any federal, state or local taxes and additional excise tax on the indemnification payment, will be equal to the Payments.

15.       In the event any term, condition or provision of this Severance Agreement, in whole or in part, is declared by any court of competent jurisdiction to be illegal, void or invalid, all other terms, conditions and provisions of this Severance Agreement will remain in full force and effect to the same extent as if the part declared illegal, void or invalid, had never been incorporated in this Severance Agreement, and will continue to be binding upon the parties hereto.

16.       This Severance Agreement will be governed by the laws of the State of New Jersey except to the extent that federal law may be applicable to any matter arising hereunder.

17.       The Company will continue to make the payments and provide the benefits to be paid or provided to Employee under this Severance Agreement, notwithstanding Employee's death or disability during the Interim Period or the Severance Period. If Employee dies during the Interim Period or the Severance Period, the Company will continue to provide those benefits to Employee's family and will pay any unpaid severance payments to Empl9yee's estate.

18.            Employee represents that he has carefully read and fully understands all of the provisions of this Severance Agreement; that Employee has been encouraged to review this Severance Agreement with an attorney of his choice; and that Employee is voluntarily executing this Severance Agreement.

                                                                                    NUI Corporation

/S/        JOHN KEAN, JR.                                           By:   /S/  BERNARD S. LEE
            John Kean, Jr.                                                                 Bernard S. Lee
                                                                                                   Chairman,                                                                                                                      Compensation Committee

Date: September 25, 2003                                           Date: September 25, 2003

Schedule A

Benefits

Medical/Prescription Drug (family coverage)
Dental (family coverage)
Vision (family coverage)
Medical Expense Reimbursement Plan, not provided through COBRA (or equivalent benefit)

Schedule B

Final

Investor Contact:                                                          Media Contact:
Linda S. Lennox                                                           George Koodray
Director, Investor Relations                                           Director, Public Affairs
(908) 719-4222                                                            (908)470-4613

For Immediate Release

NUI CORPORATION PURSUES SALE OF THE COMPANY

President and Chief Executive Officer Steps Down

Bedminster, NJ - September 26,2003 - NUI Corporation (NYSE:NUI) announced today that as a result of the negative impact on the company arising from recent credit downgrades and adverse business conditions, its Board of Directors has decided to pursue the sale of the company. After considering a number of strategic alternatives, the Board of Directors established a Special Committee to further assess the company's choices and concluded that pursuing a sale of the company is in the best interests of the company's stakeholders.

The company also announced that John Kean, Jr. has stepped down as President and Chief Executive Officer and as a director of the company to pursue other opportunities.

A. Mark Abramovic, the company's Chief Operating Officer and Chief Financial Officer, has been appointed President of the company. Abramovic stated, "The company has benefited from John's leadership and innovation. We thank him for his years of dedicated service to the company and wish him well in his future endeavors."

The company also announced that NUI Utilities, Inc. has entered into a letter of intent with a lender to provide it with an additional $50 million unsecured credit facility to fund its short-term needs. NUI is pursuing other alternatives to provide NUI Utilities, Inc. with sufficient credit capacity to continue to satisfy its short-term needs in the event the $50 million facility is not obtained.

NUI also revised its earnings guidance for the fiscal year ending September 30,2003 to $0.95 to $1.05 per share from $1.10 to $1.25 per share.

"I look forward to working to find the best strategic partner for NUI while ensuring that the interests of our shareholders, employees, customers and other stakeholders remain paramount," Abramovic said. .

Berenson & Company is serving as a financial advisor to the company.

A live teleconference will be held today, September 26, 2003, at 10:30 a.m. EST. The dial-in number for domestic investors is 1-800-360-9865 and 1-973-694-6836 for international callers. Participants should dial in five minutes prior to the scheduled start time. A taped replay of the call will be available beginning at 12:00 p.m. EST and ending on October 3,2003, at 11 :59 p.m. EST. The dial-in number for the replay is 1-800-428-6051 for domestic callers and 1-973-709-2089 for international callers. The pass code for the replay is 307979.

A live webcast of the call will be available on the company's website at www.nui.com. Choose "Investor Relations" and then select the webcast icon on the Corporate Overview page. Shortly following the live call, a replay will be archived on NUI's corporate website.

NUI Corporation, based in Bedminster, NJ, is a diversified energy company that operates natural gas utilities, as well as businesses involved in natural gas storage and pipeline activities and wholesale energy portfolio and risk management. NUI Utilities' companies include Elizabethtown Gas Company in New Jersey, City Gas Company of Florida and Elkton Gas Company in Maryland. Visit our web site at www.nui.com.

This press release contains forward-looking statements, including statements related to the potential sale of NUI, an anticipated additional credit facility for NUI Utilities, the pursuit of alternatives for the anticipated additional credit facility, and fiscal 2003 earnings guidance. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements.  Factors that may make the actual results differ from anticipated results include, but are not limited to, the company's ability to control operating expenses; the volatility and level of natural gas prices; the ability of the company to obtain a short-term credit facility for NUI Utilities; the ability of the company to obtain an alternative to the short-term credit facility in the event the short-term credit facility is not obtained; the ability of the company to identify a buyer for the company and negotiate a definitive agreement for the sale of the company; economic conditions; weather fluctuations; those factors set forth in the company's Form 10-K, Form 10-a and its other filings with the Securities and Exchange Commission relating to forward-looking statements; and other uncertainties, all of which are difficult to predict and some of which are beyond the company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," "will," and variations of such words and similar expressions, are intended to identify forward-looking statements. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.